NEWS	Exhibit 99.1

Mark W. Seymour, Jr.
Vice President, Investor Relations
(813) 830-5311

Bloomin’ Brands, Inc. Announces Third Quarter Adjusted Diluted Earnings Per Pro Forma Share of $0.10, a 43% Increase Versus 2012; GAAP Diluted Earnings Per Share of $0.09

Acquires Control of Brazilian Operations; 15th Consecutive Quarter of Positive Traffic for Core Domestic Concepts

TAMPA, Fla., November 5, 2013 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the third quarter ended September 30, 2013.

Key highlights for the third quarter include the following:

•
Third quarter Adjusted diluted earnings per pro forma share were $0.10 per share, a 42.9% increase from the same period in 2012. Third quarter diluted earnings per share were $0.09 per share, an increase of $0.40 from the same period in 2012.

	THREE MONTHS ENDED
	SEPTEMBER 30,
	2013	2012	$ Change
Diluted earnings (loss) per share	$0.09	$(0.31)	$0.40
Adjustments (1)	0.01	0.38	(0.37)
Adjusted diluted earnings per pro forma share (1)	$0.10	$0.07	$0.03
_________________

(1)
See Reconciliations of Non-GAAP Measures to U.S. GAAP Results included later in this release. Adjustments for the third quarter of 2013 primarily relate to costs associated with a payroll tax audit contingency, transaction costs for the acquisition of a controlling ownership interest in the Company’s Brazilian operations and an adjustment to apply a normalized tax rate to remove the effect of the income tax benefit of the valuation allowance release in the current year. Adjustments for the third quarter of 2012 primarily relate to certain initial public offering (“IPO”) related expenses as well as management fees and expenses and a loss on debt extinguishment. In addition, Adjusted diluted earnings per pro forma share gives effect to the issuance of shares in the Company’s initial public offering as if they were all outstanding on January 1, 2012 and the dilutive effect of outstanding equity awards for the three months ended September 30, 2012.

•	Total revenues for the third quarter of 2013 increased by 1.5% to $967.6 million.

•
Blended domestic comparable restaurant sales for Company-owned restaurants for the third quarter declined by a reported 0.3% and traffic rose by 0.2% for the Company’s four core concepts. When adjusted for the impact of trading day, blended domestic comparable restaurant sales for Company-owned restaurants increased by 0.4% for the third quarter of 2013.

•
Restaurant level operating margin in the third quarter was 12.5%, a decrease of 100 basis points from the same period in 2012. Excluding the effect of the payroll tax audit contingency that is included in Labor and other related costs, restaurant level operating margin in the third quarter of 2013 would have been 50 basis points higher or 13.0%.

•
Adjusted income from operations was $35.4 million in the third quarter of 2013 as compared to $35.3 million for the same period in 2012, an increase of $0.1 million. Income from operations for the third quarter of 2013 was $29.5 million versus a loss from operations of $11.5 million for the same quarter of the prior year.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. in the third quarter of 2013 was $13.2 million versus $9.3 million for the same period in 2012. Net income attributable to Bloomin’ Brands, Inc. for the third quarter of 2013 was $11.3 million versus a net loss of $35.9 million for the same period in 2012.

•
During the third quarter of 2013, the Company opened 14 new system-wide locations: six Bonefish Grill restaurants, three Carrabba’s Italian Grill restaurants, one domestic Outback Steakhouse restaurant, two international Outback Steakhouse restaurants, one each in South Korea and Mexico, one Brazilian joint venture location and one new international franchise restaurant. The Company also completed 44 restaurant renovations during the quarter: 23 Outback Steakhouse and 21 Carrabba’s Italian Grill locations.

“Our brands continued to meaningfully outperform the segment during a challenging quarter for the industry,“ said Elizabeth Smith, Chairman of the Board and CEO. “We beat the Knapp index for traffic by 400 basis points and remain on track to deliver our earnings goal for the year. Also of note, we were pleased to acquire control of our Brazilian joint venture and we look forward to accelerating growth in this key market.”

Third Quarter 2013 Financial Results

The following summarizes the Company’s results for the third quarter ended September 30, 2013 compared to the same quarter in the prior year:

•
Total revenues increased 1.5% to $967.6 million versus $952.9 million for the same quarter in 2012. This increase was primarily due to additional revenues from the opening of 51 new restaurants not included in the Company’s comparable restaurant sales base. This increase was partially offset by a decrease in comparable restaurant sales at existing restaurants primarily driven by a change in product sales mix, partially offset by general menu price increases and the impact of the closing of seven restaurants since September 30, 2012.

•
Blended domestic comparable restaurant sales for Company-owned restaurants declined 0.3% while traffic rose by 0.2% for the Company’s four core concepts. Results for Company-owned restaurants, by concept, were as follows:

THREE MONTHS ENDED SEPTEMBER 30, 2013	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	(0.3)%
Carrabba’s Italian Grill	—%
Bonefish Grill	(2.7)%
Fleming’s Prime Steakhouse and Wine Bar	4.2%

•
The number of weekdays and weekend days in a given reporting period can impact the Company’s reported comparable restaurant sales. During the third quarter of 2013, the trading day impact on blended domestic comparable restaurant sales for Company-owned restaurants was (0.7)%. Exclusive of the trading day impact, the third quarter blended domestic comparable restaurant sales for Company-owned restaurants would have been approximately 0.4%.

•
Restaurant level operating margin (calculated as Restaurant sales less Cost of sales, Labor and other related costs and Other restaurant operating expenses) was 12.5% in the current quarter as compared to 13.5% in the third quarter of 2012, a decrease of 100 basis points.  This decrease was primarily attributable to commodity inflation primarily associated with beef and seafood, higher kitchen labor expense, a payroll tax audit contingency (approximately 50 basis points), increased operating supplies expenses and changes in the mix on product sales. The decrease was partially offset by higher productivity savings and lower health and general liability insurance claims experience.

•
Adjusted operating income as a percentage of Total revenues for the third quarter was consistent at 3.7% for both the third quarter of 2013 and 2012. This was driven primarily by lower restaurant level operating margins offset by decreases in General and administrative expenses. The decrease in General and administrative expenses was mainly attributable to lower corporate and field compensation and bonus expense and lower professional fees. These decreases were partially offset by a gain from the settlement of a lawsuit in the third quarter of 2012.

Brazil Acquisition

Effective November 1, 2013, the Company completed the acquisition of a controlling interest in its Brazilian joint venture by purchasing 80% of the issued and outstanding capital stock of its joint venture partner which held a 50% interest in the Brazilian joint venture. As a result, the Company now holds a 90% interest in the Brazilian joint venture which operates Outback Steakhouse restaurants in Brazil. The Company completed the acquisition for total consideration of R$240.8 million (BRL) (or approximately $110.5 million) in cash, subject to a net working capital adjustment, and financed it primarily with borrowings of $100.0 million on its existing revolving credit facility and available cash.

Although purchase accounting is still underway, the Company expects that there will be no material net impact to Adjusted net income attributable to Bloomin’ Brands, Inc. or Adjusted diluted earnings per pro forma share for 2013 in relation to the acquisition and consolidation of these operations.

2013 Financial Outlook

The Company is revising its comparable restaurant sales growth expectations for 2013 from at least 2.0% with positive traffic to at least 1.5% with positive traffic. The Company is also revising its estimates for Total revenues from approximately $4.2 billion to approximately $4.1 billion. In addition, the Company is reaffirming expectations for full-year Adjusted net income attributable to Bloomin’ Brands, Inc. of at least $141.0 million and Adjusted diluted earnings per pro forma share of at least $1.10.

Selected Preliminary Fiscal 2014 Financial Outlook

Below are the Company’s current expectations for the full-year 2014:

•	Comparable restaurant sales growth of at least 2.0% with positive traffic.

•	Total revenues of approximately $4.6 billion.

Conference Call

The Company will host a conference call on Wednesday, November 6, 2013 at 9:00 AM ET. The conference call can be accessed live over the telephone by dialing (877) 941-1427 or (480) 629-9664 for international callers. A replay will be available beginning two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4639052. The replay will be available through Wednesday, November 13, 2013. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website, after the call.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company owns and operates nearly 1,500 restaurants in 48 states, Puerto Rico, Guam and 21 countries, some of which operate under a franchise or joint venture agreement. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements

Certain statements contained herein, including statements under the headings “2013 Financial Outlook” and ”Selected Preliminary Fiscal 2014 Financial Outlook,” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; weather, acts of God and other disasters; the seasonality of the Company’s business; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; competition and changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities; and the future cost and availability of credit. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Form 10-K filed with the Securities and Exchange Commission on March 4, 2013.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Restaurant sales	$957,507	$943,260	$3,047,854	$2,958,747
Other revenues	10,062	9,656	30,821	30,661
Total revenues	967,569	952,916	3,078,675	2,989,408
Costs and expenses
Cost of sales	317,589	309,420	993,031	960,751
Labor and other related	274,125	270,011	858,020	834,912
Other restaurant operating	246,240	236,318	717,489	686,160
Depreciation and amortization	40,135	38,347	121,220	116,454
General and administrative	61,822	111,633	199,407	259,851
Provision for impaired assets and restaurant closings	121	—	2,706	9,089
Income from operations of unconsolidated affiliates	(1,973)	(1,268)	(7,454)	(5,392)
Total costs and expenses	938,059	964,461	2,884,419	2,861,825
Income (loss) from operations	29,510	(11,545)	194,256	127,583
Loss on extinguishment and modification of debt	—	(8,956)	(14,586)	(11,807)
Other income (expense), net	223	83	(127)	(46)
Interest expense, net	(17,690)	(21,173)	(56,585)	(66,184)
Income (loss) before (benefit) provision for income taxes	12,043	(41,591)	122,958	49,546
(Benefit) provision for income taxes	(91)	(7,836)	(30,696)	8,905
Net income (loss)	12,134	(33,755)	153,654	40,641
Less: net income attributable to noncontrolling interests	840	2,111	4,269	9,068
Net income (loss) attributable to Bloomin’ Brands, Inc.	$11,294	$(35,866)	$149,385	$31,573

Net income (loss)	$12,134	$(33,755)	$153,654	$40,641
Other comprehensive income (loss):
Foreign currency translation adjustment	10,697	6,710	(1,979)	3,197
Comprehensive income (loss)	22,831	(27,045)	151,675	43,838
Less: comprehensive income attributable to noncontrolling interests	840	2,111	4,269	9,068
Comprehensive income (loss) attributable to Bloomin’ Brands, Inc.	$21,991	$(29,156)	$147,406	$34,770

Earnings (loss) per share:
Basic	$0.09	$(0.31)	$1.22	$0.29
Diluted	$0.09	$(0.31)	$1.16	$0.28
Weighted average common shares outstanding:
Basic	123,747	114,331	122,624	109,028
Diluted	129,439	114,331	128,464	111,145

Supplemental Balance Sheet Information (in thousands):

	SEPTEMBER 30, 2013	DECEMBER 31, 2012
	(unaudited)
Cash and cash equivalents (1)	$183,658	$261,690
Net working capital (deficit) (2)	(148,448)	(203,566)
Total assets	2,998,127	3,016,553
Total debt, net	1,461,109	1,494,440
Total stockholders’ equity	422,713	220,205
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on Restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and for capital expenditures.

Reconciliations of Non-GAAP Measures to U.S. GAAP Results (unaudited)

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the Company provides non-GAAP measures which present operating results on an adjusted or pro forma basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share. These non-GAAP measures are not measurements of the Company’s operating or financial performance under U.S. GAAP and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share are non-GAAP measures calculated by eliminating from Income (loss) from operations, Net income (loss) attributable to Bloomin’ Brands, Inc. and Diluted earnings (loss) per share the impact of items that are not considered indicative of ongoing operations including application of a normalized annual effective tax rate. The Company provides these non-GAAP measures because it believes they are useful for investors to assess the operating performance of the business without the effect of certain adjustments. For the periods presented, the non-GAAP adjustments include transaction-related expenses primarily attributable to the completion of the IPO and subsequent secondary offering of the Company’s common stock in August 2012 and May 2013, respectively, costs associated with the acquisition of a controlling ownership interest in the Company’s Brazilian operations, a payroll tax audit contingency and the refinancing of long-term debt; management fees paid to the management company associated with the Company’s sponsors and founders; losses incurred on the extinguishment and modification of long-term debt; and an adjustment to the (Benefit) provision for income taxes based on a normalized tax rate for periods in 2013 and the effective tax rate for periods in 2012. In addition, Adjusted diluted earnings per pro forma share gives effect to the issuance of shares in the Company’s initial public offering as if they were all outstanding on January 1, 2012 and the dilutive effect of outstanding equity awards for the three months ended September 30, 2012.

The use of these measures permits a comparative assessment of the Company’s operating performance relative to its performance based on U.S. GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are unusual or infrequent. In the future, the Company may incur expenses or generate income similar to the adjusted items. The Company further believes that the disclosure of these non-GAAP measures is useful to investors as they form the basis for how the Company’s management team and Board of Directors evaluate the Company’s performance including for achievement of objectives under the Company’s cash and equity compensation plans. By disclosing these non-GAAP measures, the Company believes that it is providing for investors the basis for a greater understanding of, and an enhanced level of transparency into, the means by which the management team operates the business.

Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Pro Forma Share

The following table reconciles Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share, for the three and nine months ended September 30, 2013 and 2012 to their respective most comparable U.S. GAAP measures (in thousands, except per share amounts):

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2013	2012	2013	2012
Income (loss) from operations	$29,510	$(11,545)	$194,256	$127,583
Transaction-related and payroll tax expenses (1)	5,938	37,726	6,642	44,487
Management fees and expenses (2)	—	9,159	—	13,776
Adjusted income from operations	$35,448	$35,340	$200,898	$185,846

Net income (loss) attributable to Bloomin’ Brands, Inc.	$11,294	$(35,866)	$149,385	$31,573
Transaction-related and payroll tax expenses (1)	5,938	37,726	6,642	44,487
Management fees and expenses (2)	—	9,159	—	13,776
Loss on extinguishment and modification of debt (3)	—	8,956	14,586	11,807
Total adjustments, before income taxes	5,938	55,841	21,228	70,070
Adjustment to (benefit) provision for income taxes (4)	(4,047)	(10,660)	(62,417)	(13,377)
Net adjustments	1,891	45,181	(41,189)	56,693
Adjusted net income attributable to Bloomin’ Brands, Inc.	$13,185	$9,315	$108,196	$88,266

Diluted earnings (loss) per share	$0.09	$(0.31)	$1.16	$0.28
Adjusted diluted earnings per share	$0.10	$0.08	$0.84	$0.79
Adjusted diluted earnings per pro forma share (5) (6)	$0.10	$0.07	$0.84	$0.75

Diluted weighted average common shares outstanding	129,439	114,331	128,464	111,145
Pro forma IPO adjustment (5)	—	6,461	—	6,461
Diluted weighted average common shares outstanding adjustment (6)	—	4,374	—	—
Pro forma diluted weighted average common shares outstanding (5) (6)	129,439	125,166	128,464	117,606
_________________

(1)
Transaction-related and payroll tax expenses primarily relate to costs incurred in association with the IPO and subsequent secondary offering of the Company’s common stock completed in August 2012 and May 2013, respectively, costs incurred during the third quarter of 2013 in association with the acquisition of a controlling ownership interest in the Company’s Brazilian operations, accrued expenses associated with a payroll tax audit and the refinancing of the 2012 CMBS Loan in March 2012. The expenses related to the initial public offering primarily included $18.1 million of accelerated Chief Executive Officer retention bonus and incentive bonus and $16.0 million of non-cash stock compensation charges for the vested portion of outstanding stock options recorded upon completion of the initial public offering. The expenses associated with a payroll tax audit relate to an Internal Revenue Service (“IRS”) proposed issuance of an audit adjustment for the employer’s share of FICA taxes related to cash tips allegedly received and unreported by the Company’s tipped employees during calendar year 2010. The cash tips allegedly unreported by the tipped employees are based on an IRS estimate of the aggregate amount of tips directly received by tipped employees from the Company’s customers. The potential employer’s FICA tax liability based on the IRS’ preliminary estimate of allegedly unreported tips is $10.0 million. The Company recorded a liability that it believes is appropriate in Accrued and other current liabilities in its Consolidated Balance Sheet at September 30, 2013. The associated expense is included in Labor and other related expenses for the three months ended September 30, 2013. In addition, a deferred income tax benefit has been recorded for the allowable income tax credits for the employer share of FICA taxes expected to be paid as result of the assessment. This income tax benefit is included in (Benefit) provision for income taxes and offsets the additional Labor and other related expenses in 2013.

(2)
Represents management fees, out-of-pocket expenses and certain other reimbursable expenses paid to a management company owned by the sponsors and founders under a management agreement with the Company. In accordance with the terms of an amendment, this agreement terminated immediately prior to the completion of the IPO in August 2012 and a termination fee of $8.0 million was paid to the management company in 2012, in addition to a prorated periodic fee.

(3)
Loss on extinguishment and modification of debt is related to the repricing of OSI Restaurant Partner, LLC’s term loan B facility in April 2013, retirement of OSI’s senior notes in August 2012 and the extinguishment of the previous CMBS loan in connection with New Private Restaurant Properties, LLC, and two of the Company’s other indirect wholly-owned subsidiaries, entering into the 2012 CMBS loan in March 2012.

(4)
Adjustment to (benefit) provision for income taxes for the three and nine months ended September 30, 2013 represents an adjustment to the (Benefit) provision for income taxes to apply a normalized annual effective income tax rate, which excludes the income tax benefit of the valuation allowance release, to Adjusted income before (benefit) provision for income taxes. The normalized 2013 full-year tax rate is more comparable to the Company’s expectation for future effective income tax rates. The Company’s expected future effective income tax rate is lower than the U.S. blended federal and state statutory rate because of the continued generation of U.S. tax credits and expected earnings in foreign jurisdictions with lower income tax rates. See calculation below of the income tax effect of adjustments for the three and nine months ended September 30, 2013. Adjustment to (benefit) provision for income taxes for the three and nine months ended September 30, 2012 was calculated using the projected full-year effective income tax rate of 19.1%.

	THREE MONTHS ENDED	NINE MONTHS ENDED
	SEPTEMBER 30, 2013	SEPTEMBER 30, 2013
Income (loss) before (benefit) provision for income taxes	$12,043	$122,958
Transaction-related and payroll tax expenses	5,938	6,642
Loss on extinguishment and modification of debt	—	14,586
Adjusted income before (benefit) provision for income taxes	17,981	144,186
Income tax expense at normalized tax rate of approximately 22.0% for the three and nine months ended September 30, 2013, respectively	3,956	31,721
Less: (Benefit) provision for income taxes	(91)	(30,696)
Adjustment to (benefit) provision for income taxes	$4,047	$62,417

(5)
Gives pro forma effect to the issuance of shares in the IPO as if they were all outstanding on January 1, 2012. There is no effect of this adjustment for the three and nine months ended September 30, 2013.

(6)
On a U.S. GAAP basis, the Company recognized a Net loss attributable to Bloomin’ Brands, Inc. during the three months ended September 30, 2012 and, therefore, did not report a dilutive effect of stock options and restricted stock awards.  Since the Company generated net income on an adjusted basis, the additional dilutive effect of stock options and restricted stock awards during the three months ended September 30, 2012 is included to appropriately represent the diluted weighted average common shares outstanding.  There is no effect of this adjustment on the three months ended September 30, 2013 or the nine months ended September 30, 2013 and 2012 as each of these periods generated Net income attributable to Bloomin’ Brands, Inc. on a U.S. GAAP and adjusted basis.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	SEPTEMBER 30,
	2013	2012
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned—domestic (1)	664	667
Company-owned—international (1)	119	114
Franchised—domestic	106	106
Franchised and joint venture—international	94	83
Total	983	970
Carrabba’s Italian Grill
Company-owned	237	232
Franchised	1	1
Total	238	233
Bonefish Grill
Company-owned	181	160
Franchised	7	7
Total	188	167
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	65	64
Roy’s
Company-owned	21	22
System-wide total	1,495	1,456
____________________

(1)
One Company-owned restaurant in Puerto Rico that was previously included in Outback Steakhouse (international) is now included in Outback Steakhouse (domestic). The prior period has been revised to conform to the current period presentation.

SOURCE: Bloomin’ Brands, Inc.